Exhibit 99.1

Name and Address of Additional Reporting Persons:

The principal business address for each member of the Slim Family is:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Ciudad de México, México

The principal business address for Carso Energy Corp. is:

900 Avenue S
Grand Prairie, Texas 75050

Explanation of Responses:

Beneficial Ownership

As of the date of this filing, (i) Inversora Carso owns 22,026,522 shares of Class A Common Stock, $0.001 par value per share (the “Class A Common Shares”), which are held by Control Empresarial de Capitales S.A. de C.V., a wholly-owned subsidiary of Inversora Carso, and (ii) the Slim Family, which are beneficiaries of a Mexican trust that in turn owns all of the issued and outstanding voting equity securities of Inversora Carso, may be deemed to beneficially own indirectly the Class A Common Shares beneficially owned by Inversora Carso. The Class A Common Shares beneficially owned by Inversora Carso constitute approximately 18.4% of the 119,784,833 issued and outstanding Class A Common Shares, as reported in the Form 10-K filed by the Issuer with the SEC on February 20, 2020. As a result, the Slim Family may also be deemed to beneficially own approximately 18.4% of the 119,784,833 issued and outstanding Class A Common Shares, as reported in the Form 10-K filed by the Issuer with the SEC on February 20, 2020. Carso Energy Corp. is a wholly-owned subsidiary of Carso Electric, S.A. de C.V., a wholly-owned subsidiary of Carso Energy, S.A. de C.V., a subsidiary of Grupo Carso, S.A.B. de C.V. (“Grupo Carso”). The members of the Slim Family are beneficiaries of a Mexican trust which controls Grupo Carso. Carso Energy Corp. may be deemed to be part of a group with Inversora Carso and the Slim Family pursuant to Rule 13d-5(b).

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Javier Foncerrada
Javier Foncerrada
Marco Antonio Slim Domit	Attorney-in-Fact*
March 19, 2020
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INVERSORA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

CARSO ENERGY CORP.

By: Luis Fernando Meillon Del Pando Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Inversora Carso, which are filed as exhibits to the Form 4 filed by the Slim Family and Inversora Carso with the SEC on February 12, 2018 in connection with their sale of Class A Common Shares, par value $0.10 per share of The New York Times Company, the Power of Attorney for Carso Energy Corp., filed as Exhibit 99-1 to the Schedule 13G/A filed by the Slim Family, Inversora Carso, and Carso Energy Corp. with the SEC on November 13, 2019 in connection with their ownership of the Issuer, and the Joint Filing Agreement among the Slim Family, Inversora Carso and Carso Energy Corp., filed as Exhibit 99-2 to the Schedule 13G/A filed by the Slim Family, Inversora Carso, and Carso Energy Corp. with the SEC on November 13, 2019 in connection with their ownership of the Issuer, which are hereby incorporated herein by reference.